ASSET PURCHASE AGREEMENT

This ASSET PURCHASE AGREEMENT (the "Agreement") is, dated as of January 30, 2003, by and between SPEEDEMISSIONS, INC. , a Florida corporation ("Purchaser") and TWENTY DOLLAR EMISSION, INC. , a Georgia corporation (the "Seller"), and KENNETH CAMERON , an individual resident of the State of Georgia (Mr. Cameron being referred to as the "Shareholder "). Seller and the Shareholder are collectively referred to as the "Seller Parties."
BACKGROUND INFORMATION

Seller is in the business of providing vehicle emissions testing (the "Business"). This Agreement sets forth the terms and conditions upon which Purchaser is acquiring from Seller, and Seller is selling and delivering to the Purchaser, those assets used by Seller in the operation of the Business, and Purchaser is assuming certain liabilities of Seller with respect to the operation of the Business.

OPERATIVE PROVISIONS

1.    SALE AND TRANSFER OF ASSETS; CLOSING .

1.1.    Assets. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Purchaser, and Purchaser shall purchase and acquire from Seller, all of Seller's right, title, and interest in and to all of Seller's property and assets, real, personal or mixed, tangible and intangible, of every kind and description, wherever located, including without limitation, all of the assets acquired by the Seller pursuant to that certain Asset Purchase Agreement dated October 22, 2003 by and between the Seller, $20 Emission Place, L.L.C., Emission Place, L.L.C., William Grimm and Shirley Grimm (collectively, the "Assets") but excluding the Excluded Assets. Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 1.4(a).

1.2.    Excluded Assets. Notwithstanding anything to the contrary contained in Section 1.1 or elsewhere in this Agreement, the following assets of Seller (collectively, the "Excluded Assets") are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing:

1.2.1     all minute books, stock records and corporate seals;

1.2.2     any equity securities of Seller held in treasury;

1.2.3     all personnel records and other records that Seller is required by law to retain in its possession;

1.2.4     all rights in connection with and assets of the Plans;

1.2.5     all rights of Seller under this Agreement; and

1.2.6     all assets specifically set forth on Schedule 1.2.

1.3.  Consideration. The consideration for the Assets (the "Purchase Price") will be as follows: (a) $1,000,000 in cash, to be paid by the Purchaser to Global Capital Funding Group, LP ("Global"), Seller’s lender, at Closing, and (b) Six Hundred Twenty-Two Thousand Nine Hundred Eighty-Five (622,985) shares of common stock of Purchaser, to be issued by the Purchaser to Global, which Seller and Purchaser agree to have a value of $200,000. The cash and stock consideration described in subsections (a) and (b) above is being paid directly to Global for the benefit of the Seller and Shareholder.

In addition, as further consideration for the purchase of Assets hereunder, (x) Purchaser is issuing Three Hundred Thirty-Three Thousand Three Hundred Thirty-Three (333,333) shares of its common stock to William and Shirley Grimm in order to satisfy in full Seller’s obligation to the Grimms pursuant to Section 1.3 of that certain that certain Asset Purchase Agreement dated October 22, 2003 by and between the Seller, $20 Emission Place, L.L.C., Emission Place, L.L.C., William Grimm and Shirley Grimm ; and (y) Purchaser is assuming the Assumed Liabilities.

1.4.  Liabilities

1.4.1  On the Closing Date, Purchaser shall assume and agree to discharge only the Liabilities of Seller set forth on Schedule 1.4(a) attached hereto (the "Assumed Liabilities"). For purposes of this Agreement, the term "Liabilities" means with respect to any person or entity, any liability or obligation of such person or entity of any kind, character or description, whether known or unknown, absolute or contingent, accrued or unaccrued, disputed or undisputed, liquidated or unliquidated, secured or unsecured, joint or several, due or to become due, vested or unvested, executory, determined, determinable or otherwise, and whether or not the same is required to be accrued on the financial statements of such person or entity.

1.4.2  Purchaser shall not be liable for any obligations, duties, commitments, claims or liabilities of Seller (the "Retained Liabilities") other than the Assumed Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller and shall include without limitation those liabilities set forth on Schedule 1.4(b) attached hereto.

1.5.  Allocation. Seller and Purchaser agree that the allocation (the "Purchase Price Allocation") of the Consideration among the Assets shall be as set forth on Schedule 1.5.

1.6.  Closing. The closing (the "Closing") of the transactions contemplated by this Agreement (the "Contemplated Transactions") shall take place, subject to the satisfaction or waiver of the conditions set forth in this Agreement, including the conditions contained in Section 5 of this Agreement, at 10:00 a.m. on January 30, 2004, or such other date as may be agreed to by the parties (the "Closing Date"), in the offices of Cohen Pollock Merlin Axelrod and Small, P.C., 3350 Riverwood Parkway, Suite 1600, Atlanta, GA 30339.

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2.    REPRESENTATIONS AND WARRANTIES OF THE SELLER PARTIES. The Seller Parties, jointly and severally, represent and warrant to Purchaser that, except as set forth in the correspondingly numbered schedule provided by Seller (the "Seller Disclosure Schedule"), as follows:

2.1.  Organization; Power; Authority. Seller is a limited liability company organized, validly existing, and in good standing under the laws of the State of Georgia, with full limited liability company power and authority to carry on the Business as now being conducted and to own, operate and lease (as the case may be) the Assets and to perform all of its obligations. Seller is qualified to do business as a foreign limited liability company and is in good standing in every jurisdiction in which the character of the properties and assets owned or leased by Seller or the nature of the business conducted by Seller makes such qualification necessary. Seller has the power and authority to sell, assign, transfer, convey and deliver to Purchaser the Assets as contemplated by this Agreement, and the execution, delivery and performance of this Agreement and the Contemplated Transactions have been properly and duly authorized by Seller. Seller has no subsidiaries. This Agreement and all other agreements executed in connection with the Contemplated Transactions constitute, or will constitute upon execution, the legal, valid and binding obligations of Seller, enforceable in accordance with their respective terms.

2.2.  No Conflict or Violation;  Approvals. The execution, delivery and performance of this Agreement and the Contemplated Transactions will not (a) violate or conflict with Seller’s articles of organization or operating agreement; (b) cause a breach of, or a default under, or create any right for any party to accelerate, terminate, modify or require notice under or cancel, any contract, permit, authorization or concession that Seller is a party or by which any of the Assets are bound; (c) violate by Seller any law, rule, regulation, constitution, injunction, judgment, order, decree, ruling or other restriction of any government, government agency or court; or (d) impose any encumbrance, restriction or charge on the Business or on any of the Assets. No consent, approval or authorization of, or declaration, filing or registration with, any authority, or any other person or entity, is required to be made or obtained by Seller in connection with the execution, delivery and performance of the Agreement and the Contemplated Transactions, except as will have been received by Seller on or before the Closing Date.

2.3.  Capitalization. The Shareholder own, and will own on the Closing Date, 100% of the outstanding equity of Seller free and clear of all encumbrances. No other person has a contract right, whether by issuance, sale, transfer, or otherwise to any equity capital of the Seller.

2.4.  Financial Statements. Seller has delivered to the Purchaser complete and correct copies of unaudited financial statements of the Seller for the periods ended and as of December 31, 2002 and as of September 30, 2003 (the "Financial Statements"). The Financial Statements were prepared in accordance with GAAP consistently applied throughout the periods indicated; are consistent with the books and records of the Business; and present fairly the financial condition and results of operations of the Business as of the date thereof and the period then ended.

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2.5.  Title. Seller has good and marketable title to all of the Assets, free and clear of all liens, assignments, security interests, claims, mortgages, encumbrances or charges of any kind or nature ("Liens"). On the Closing Date, Purchaser shall acquire good and marketable title to all of the Assets free and clear of all Liens. The Assets constitute all of the assets (tangible and intangible, and including, but not limited to, all intellectual property assets) necessary to operate the Business in the manner presently operated by Seller. Without limitation the Assets include all of Seller’s right, title, and interest in and to the following (in each case except for the Excluded Assets), wherever located: except those specifically noted in 1.4(a) Assumed Liabilities and those regular bills due in the course of business.

2.5.1    All of the Seller’s service, license, marketing and other similar agreements and sales contracts used directly or indirectly in or otherwise relating primarily to the Business (the " License Agreements "), including, without limitation, the License Agreements disclosed in Schedule 2.5.1 .

2.5.2    All of the Seller’s fixed assets, goods, equipment and other property used directly or indirectly in or otherwise relating primarily to the Business (the "Equipment"), including, without limitation, the Equipment disclosed in Schedule 2.5.2 (but excluding the Vehicles as defined below).

2.5.3    All inventories of the Seller and all goods and supplies, in each case to the extent used directly or indirectly in or otherwise relating primarily to the Business (the "Inventory"). All items included in the Inventory consist of a quality and quantity usable and, with respect to finished goods, saleable, in the ordinary course of business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Financial Statements, as the case may be. Inventory now on hand that was purchased after the date of the Financial Statements was purchased in the ordinary course of the Business of the Seller at a cost not exceeding market prices prevailing at the time of purchase. The quantities of each item of Inventory (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Business. Work-in-process Inventory is valued according to GAAP.

2.5.4    The entire right, title and interest of the Seller in connection with the conduct of the Business or used by the Seller in connection with the conduct of the Business in, to, or under (i) all United States, international and foreign patents and applications therefor and all reissues, divisions, renewals, extensions, provisionals, continuations and continuations-in-part thereof; (ii) all Inventions (whether patentable or not), invention disclosures, improvements, Trade Secrets, proprietary information, know-how, technology, technical data and customer lists, and all documentation relating to any of the foregoing; (iii) all copyrights, copyrights registrations and applications therefor, and all other rights corresponding thereto throughout the world; (iv) all domain names, uniform resource locators and other names and locators associated with the Internet; (v) all industrial designs and any registrations and applications therefor; (vi) all trade names, logos, common law trademarks and service marks, trademark and service mark registrations and applications therefore; (vii) all databases and data collections and all rights therein; (viii) the Seller’s customer lists pertaining to the Business; (ix) all moral and economic rights of authors and inventors, however denominated, (x) any computer software and databases, whether owned or licensed, and (xi) any similar or equivalent rights to any of the foregoing (as applicable) used directly or indirectly or relating to the Business (collectively, as such is used in and/or relates to the business of the Business as currently conducted or as proposed to be conducted by the Seller, the "Intellectual Property"), including, without limitation, the Intellectual Property listed on Schedule 2.5.4 .

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2.5.5    All office furniture and fixtures of the Seller used directly or indirectly in or otherwise relating primarily to the Business (the "Office Furniture"), including, without limitation, the Office Furniture disclosed on Schedule 2.5.5 .

2.5.6    The entire leasehold, rental, or other interest arising under or pursuant to leases of:

(i)    real property, including buildings, structures, and other improvements located thereon, fixtures contained therein, and appurtenances thereto, and easements and other rights relative thereto;

(ii)    equipment, including computer hardware and associated telecommunications equipment, media, and tools; (given a manufacturing concern, may beef up)

(iii)    office furniture; and

(iv)    other personalty;

(v)    in each case as used directly or indirectly in or otherwise relating primarily to the Business (the "Leases"); as of the Signing Date, the Leases consist of all leases disclosed in Schedule 2.5.6 .

2.5.7  All contracts, agreements, licenses, commitments, arrangements, and permissions, whether written or oral, entered into in connection with or otherwise relating to the Business, including all non-competition, non-solicitation, work-for-hire, confidentiality and similar types of covenants and agreements with the Seller’s former employees and with the Seller’s employees who do not become employees of the Seller at or after Closing (the "General Contracts"), which General Contracts are disclosed in Schedule 2.5.7, to the extent not otherwise classified as License Agreements or Leases.

2.5.8  All business and marketing records, including accounting and operating records, asset ledgers, inventory records, reports, budgets, personnel and payroll records of employees of the Seller to be employed by the Seller, customer lists, supplier lists, information and data respecting leased or owned equipment, correspondence and mailing lists, advertising materials and brochures, and other business records used directly or indirectly in or otherwise relating primarily to the Business or the Assets, in whatever form they exist.

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2.5.9  All governmental approvals, authorizations, certifications, consents, variances, permissions, licenses, and permits to or from, or filings, notices, or recordings to or with, federal, state, and/or local governmental authorities as well as states and jurisdictions outside of the U.S. (the "Authorizations"), directly or indirectly relating primarily to the Business, but subject, as to the reassignability to the Seller. As of the Closing Date, the Authorizations consist of the items disclosed in Schedule 2.5.9.

2.5.10    All claims the Seller may have against any person relating to or arising from the Assets or the Business, including rights to recoveries for damages or defective goods and to refunds ("Seller Claims"), but not including any Seller Claims under or in connection with the Excluded Assets.

2.5.11    All accounts, trade accounts receivable and all notes, negotiable instruments, bonds and other evidences of indebtedness of and rights to receive payments arising out of sales occurring in the conduct of the Business, including any rights of the Seller with respect to any third party collection procedures or any other actions or proceedings that have been commenced in connection therewith (the "Accounts Receivable"), including, but not limited to, the Accounts Receivable disclosed in Schedule 2.5.11. All Accounts Receivable represent or will represent valid obligations arising from sales actually made or services actually performed by the Seller in the ordinary course of the Business. Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Financial Statements (which reserves are adequate and calculated consistent with reasonable and past practice). Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within 90 days after the day on which it first becomes due and payable. There is no contest, claim, defense or right of setoff, other than returns in the ordinary course of the Business, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable. Schedule 2.5.11 contains a complete and accurate list of all Accounts Receivable, which list sets forth the aging of each such Account Receivable.

2.5.12    All prepaid expenses, including but not limited to rents, credits and security deposits paid by the Seller, relating to the Business (the "Prepaid Expenses"), including but not limited to, the Prepaid Expenses listed in Schedule 2.5.12.

2.5.13    All motor vehicles owned or leased by the Seller and used or held for use in the conduct of the Business (the "Vehicles"), including but not limited to the Vehicles listed in Schedule 2.5.13;

2.5.14    All security deposits deposited by or on behalf of the Seller;

2.5.15    All insurance and reinsurance, surety, bonding, or indemnity policies, binders, or contract, and the benefits or any prior insurance coverage to the extent still available, as established or obtained with respect to the Business (the " Insurance Policies "), including but not limited to the Insurance Policies listed in Schedule 2.5.15.

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2.5.16       Schedule 2.5.16 contains a list of all contracts under which the Seller (a) paid $10,000 or more during the 12 month period ending September 30, 2003, (b) received $10,000 or more during the 12 month period ending September 31, 2003, and (c) would, absent this Agreement and the Contemplated Transactions, reasonably expect to pay or receive $10,000 or more for the 12 month period immediately following the Closing Date (collectively, the Material Seller Contracts"). There are no disputes between the parties to any Material Seller Contracts. Each Material Seller Contract is in full force and effect and constitutes a binding obligation of all parties thereto, enforceable in accordance with its terms. Seller has not received oral or written notice of the termination of any Material Seller Contract. No Material Seller Contract has been canceled or otherwise terminated, and there is no threat to do so. Furthermore, no employee of Seller has received written notice of the cancellation or termination of any Material Seller Contract. There are no existing defaults or events of default, real or claimed, or existing events (including the transfer or sale of the Assets) which with notice or lapse of time or both would constitute defaults under any Material Seller Contract. Neither the Seller nor the Shareholder are subject to any Contract: (i) that contains covenants limiting the freedom of the Seller or Shareholder to compete in any line of business in any geographic area; (ii) that requires Seller to share any profits, or requiring any payments or other distributions based on profits, revenues or cash flows; (iii) pursuant to which third parties have been provided with products that can be returned to Seller in the event they are not sold and which could involve products valued at $10,000 or more (invoice price) in the aggregate; or (iv) that has had or, assuming that the Purchaser complies with its obligations thereunder, may in the future have a material adverse effect upon the business, earnings, financial condition, or prospects of the Purchaser.

2.6.      Real Property.   The Assets do not include any owned real property. Schedule 2.6 sets forth each interest in real property leased by Seller and used in the Business. Copies of each lease listed in Schedule 2.6 have been delivered to Purchaser. Seller is not in default under any such lease or sublease and has not been informed that the lessor under any of the leases or subleases has taken action or threatened to terminate the lease or sublease before the expiration date specified in the lease or sublease.

2.7.      Litigation.  There are no claims, actions, suits, proceedings or investigations pending or, to Seller’s knowledge, threatened against or affecting the Assets or the operation of the Business before any foreign, federal, state, local or other governmental authority or agency or by any other entity or person except as described on Schedule 2.7 .

2.8.    Compliance with Laws. The operation of the Business and the Assets conform to the requirements of all applicable laws, rules, orders, ordinances, decrees and regulations of all governmental regulatory agencies, whether national, state or local, having jurisdiction thereover, and no material claim alleging nonconformity or noncompliance with respect to such matters has been made or threatened against Seller and/or the Assets or, to Seller’s knowledge, may in the foreseeable future be made by any such agency except as disclosed to Purchaser on a Schedule to this Agreement.

2.9.    Absence of Undisclosed Liabilities. Except as and to the extent liabilities are specifically reflected on the Financial Statements or liabilities are incurred by Seller in the ordinary course in connection with Seller’s operation of the Business, Seller has no liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) including liabilities related to the ongoing construction of the newest locations

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2.10.    Employee Benefit Plans. Seller has no formal or informal health, dental, vision, life, retirement, profit sharing, deferred compensation, pension, stock options, sick leave or sick time employee benefit plans in effect.

2.10.1        List of Personnel. Schedule 2.10.1 contains a true and complete list of the names and current compensation levels of all active employees involved in the Business. Since September 30, 2003, there has been no increase in the compensation of the employees of Seller.

2.10.2   Employee Relations. There is no labor strike, dispute, slowdown, stoppage, or similar activity pending or, to the knowledge of Seller, threatened against Seller pertaining to the Business or the employees involved in the Business. There are no charges, investigations, administrative proceedings, or formal complaints of discrimination (including discrimination based upon sex, age, marital status, race, national origin, sexual preference, handicap or veteran status) pending or, to the knowledge of Seller, threatened before the Equal Employment Opportunity Commission or any federal, state, or local agency or court against Seller pertaining to the Business or the employees of the Business, and, to the knowledge of Seller, no basis for any such charge, investigation, administrative proceeding, or complaint exists.

2.10.3   List of Plans and Obligations. The employee benefit plans and arrangements set forth in Employee Information Summary is a complete and accurate list and description of all plans, arrangements, agreements, commitments, promises and other obligations of Seller, including but not limited to pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, sick leave without compensation, bonus and other incentive plans, every medical, vision, dental and other health plan, every life insurance plan and every other written or unwritten employee program, arrangement, agreement or understanding, commitment or method of contribution or compensation, whether formal or informal, whether funded or unfunded, and other obligations under which Seller has been, are or will be obligated to provide benefits to any current or former employee, retiree, director, independent contractor, shareholder, officer, consultant or other beneficiary, or dependent, spouse or other family member or beneficiary of such employee, retiree, director, independent contractor, shareholder, officer, consultant, or other beneficiary of Seller, whether during their employment with Seller or after the termination of such employment (the "Plans" and the "Beneficiaries," respectively).

2.10.4   Compliance. All of the Plans have been maintained, funded and administered in compliance, in all respects, with all applicable Laws, including but not limited to the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), and the Internal Revenue Code of 1986, as amended, and all regulations and rulings related thereto. There are no penalties, interest, or Taxes related to the Plans due to any federal or state authority.

2.10.5   No Liabilities or Obligations. Except as reflected on the Financial Statements, the Seller has no liabilities or obligations to any Beneficiaries, governmental authorities, or any other parties arising out of or relating to the Plans.

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2.10.6   No Multi-Employer or Certain Other Plans.  None of the Plans is a multi-employer plan, as defined in Section 3(37) of ERISA, or is subject to Title IV of ERISA or Code section 412; and neither Seller nor any affiliate of Seller has or has had any liability or other obligation in connection with any such multi-employer plan, or plan which is or was subject to Title IV of ERISA or Code section 412.

2.11.  Insurance. Seller has policies of insurance and bonds of the type and in amounts customarily carried by persons conducting businesses or owning assets similar to those of Seller. There is no material claim pending under any of such policies or bonds as to which coverage has been questioned, denied or disputed by the underwriters of such policies or bonds. All premiums due and payable under all such policies and bonds have been paid and Seller is otherwise in compliance with the terms of such policies and bonds. Seller has no knowledge of any threatened termination of any of such policies.

2.12.  Worker’s Compensation Insurance Coverage and Claims. Seller has in full force and effect worker’s compensation coverage in each jurisdiction in which Seller is required to maintain such coverage by applicable state law. Seller has paid or accrued all workers’ compensation premiums required to be paid in each jurisdiction in which Seller is required to maintain such coverage by applicable state law. Purchaser aware that rates may increase due to recent expansion.

2.13.  Taxes.  The Seller Parties have filed all required tax returns in connection with the Assets and the operation of the Business. A ll tax returns filed by Seller or the Shareholder in connection with the Assets and the operation of the Business are true, correct, and complete. The Seller Parties have paid, or made provision for the payment of, all taxes that have or may have become due pursuant to tax returns that are or were required to be filed by Seller or the Shareholder in connection with the Assets and the operation of the Business, or pursuant to any assessment received by Seller or the Shareholder. There exists no proposed tax assessment against any member of the Seller in connection with the Assets and the operation of the Business. All taxes that Seller or the Shareholder of Seller are required to withhold or collect in connection with the operation of the Assets and the Business have been duly withheld or collected and, to the extent required, have been paid to the proper governmental body or other person.

2.14.  Environmental Matters. To the best of the Seller’s knowledge no current store location has any issues as it relates to Environmental Law and/or Hazardous Substance.

2.15.  Related Parties. Other than Seller’s salary and benefit obligations to the Shareholder arising in the ordinary course of business, neither the Shareholder nor any related person or affiliated entity to any Member is a party to any contract (whether written or oral) with, or has any claim or right against, Seller. Neither Seller nor the Shareholder nor any related person or affiliated entity of any of them have, or within the past 12 months, have had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s Business.

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2.16.  Broker's or Finder’s Fee.  Seller has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

2.17.  Material Adverse Chang.  Since June 30, 2003, Seller has conducted the Business in the ordinary course and there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller or the Assets, and no event has occurred or, to the knowledge of the Seller Parties, no circumstances exists that may result in such a material adverse change except as noted for expansion.

2.18.  Material Misstatements or Omissions.  To Seller’s knowledge, no representations or warranties by Seller in this Agreement, nor any document, exhibit, statement, certificate or schedule furnished to Purchaser pursuant hereto, contains, or with respect to other documents to be delivered by Seller at Closing, will contain any untrue statement of a material fact, or omits to state any material fact necessary to make the statements or facts contained therein not misleading.

2.19.  Information; Suitability.  The Seller Parties, along with their advisors (i) have such knowledge and experience in financial and business matters that the Seller Parties are capable of evaluating the merits and risks of the Purchase Price consideration and the Contemplated Transactions, (ii) have been furnished with or otherwise been given the opportunity to inspect and review to their complete satisfaction all materials relating to the business, finances, and proposed operations of the Purchaser that have been requested by the Seller Parties, and (iii) have been afforded the opportunity to ask questions, and have received answers to their satisfaction, of the managers, officers, and other representatives of the Purchaser regarding the Purchaser and the Contemplated Transactions. The Seller Parties have sought such accounting, legal and tax advice as the Seller Parties have considered necessary to make an informed decision with respect to the Contemplated Transactions and have determined that the Purchase Price Consideration is fair and reasonable to the Seller Parties given the financial circumstances of the Seller Parties.

2.20.  Intention.  The Seller Parties have not entered into this Agreement or agreed to complete the Contemplated Transactions with the actual intent to hinder, delay, or defraud any creditor of the Seller Parties.

2.21.  Value of Assets.  The Seller Parties have received reasonably equivalent value in exchange for the obligations to be undertaken pursuant to the Contemplated Transactions. Giving effect to the Contemplated Transactions, the fair market value of the Seller’s assets exceeds the Seller’s total liabilities, whether accrued, absolute, contingent or otherwise. Giving effect to the Contemplated Transactions, the fair market value of the assets of the Seller exceeds total liabilities, whether accrued, absolute, contingent or otherwise. The Seller’s assets do not and, immediately following the Contemplated Transactions, will not, constitute unreasonably small capital to carry out the Seller’s business as conducted or as proposed to be conducted. The assets of the Shareholder or equity owners of the Seller do not and, immediately following the Contemplated Transactions, will not, constitute unreasonably small capital to carry out the business of the Shareholder of the Seller as conducted or as proposed to be conducted.

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2.22.  Debt.  The Seller does not intend to, and does not believe that it will, incur debt or liabilities (including contingent liabilities and other commitments) beyond its ability to pay such debt or liabilities as they mature. The Shareholder and equity owners of the Seller do not intend to, and do not believe that they will, incur debt or liabilities (including contingent liabilities and other commitments) beyond their ability to pay such debt or liabilities as they mature.

2.23.  No Bankruptcy.  Except as set forth in the Seller Disclosure Schedule, no petition in bankruptcy has been filed against either the Seller, any member or equity owner of the Seller or any affiliate of either of them during the last seven years, and neither the Seller, any member of the Seller nor any affiliate of either of them in the last seven years has ever made an assignment for the benefit of creditors or taken advantage of any insolvency act for the benefit of debtors. Neither the Seller Parties nor any affiliate of the Seller Parties is contemplating the filing of a petition under any state or federal bankruptcy or insolvency laws. None of the Seller Parties has any knowledge of any person contemplating the filing of any such petition against it or an affiliate of the Seller Parties.

2.24.    Withdrawals.  The Seller Parties have not made will not made any personal cash withdrawals from the Seller’s checking account with Wachovia since January 1, 2004.

3.    REPRESENTATIONS AND WARRANTIES OF PURCHASER.  Purchaser represents and warrants to Seller as follows:

3.1.  Organization and Power.  Purchaser is a duly organized and validly existing Florida corporation. Purchaser has the power and authority to carry on its business as now being conducted and to own, operate and lease its properties in the places where such business is now conducted and where such properties are now owned, leased or operated.

3.2.  Authorization.  The execution, delivery and performance of this Agreement by Purchaser and the consummation of the Contemplated Transactions by the Purchaser have been duly authorized by the Purchaser. This Agreement constitutes the legal, valid and binding obligation of Purchaser, enforceable in accordance with its terms.

3.3.  Broker’s or Finder’s Fees.  Purchaser has not incurred, nor will it incur, directly or indirectly, any liability for brokerage or finders’ fees or any similar charges in connection with this Agreement or the Contemplated Transactions.

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4.    COVENANTS .

4.1.  Non-Compete Agreement.  The Seller Parties covenant and agree that for a period of two years following the Closing Date, the Seller Parties shall not individually or through any other Person or Affiliate of the Seller Parties, engage directly or indirectly in any Competitive Business anywhere in the Restricted Territory, whether such engagement be as an employer, officer, director, owner, investor, employee, partner, consultant or other participant in any Competitive Business. For purposes of this Agreement, "Person" shall mean a corporation, partnership, trust, limited liability company, association, or other business entity or an individual. "Affiliate" shall mean another Person controlled by, controlling, or under common control with the Seller Parties. "Competitive Business" means any business that is similar to the Business. "Restricted Territory" shall mean the 13 county Georgia trade area for emissions testing as defined by the Georgia Clean Air Force which is where Seller’s facilities and employees and the majority of the Seller’s customers are located. The Seller Parties acknowledge and agree that, given the nature of Seller’s business, the restrictions set forth in this Section 4 are necessary and reasonable in terms of the activities restricted, as well as the geographic and temporal scope of such restrictions. The Seller Parties further acknowledge and agree that if any of the provisions of this Section 4 shall ever be deemed to exceed the time, activity, geographic, or other limitations permitted by applicable law, then such provisions shall be and hereby are reformed to the maximum time, activity, geographic, or other limitations permitted by applicable law.

4.2.  Non-Solicitation.  For a period of two years following the Closing Date (a) the Seller Parties shall not individually or through any other Person or Affiliate of the Seller Parties, solicit for employment or hire any employee of the Purchaser without the prior written consent of the Purchaser, or (b) solicit Competitive Business from any entity who was an active or prospective customer of the Purchaser during the first two years following the Closing Date.

4.3.  Confidentiality.  The Seller Parties shall not divulge or appropriate for its or their own use any Trade Secrets of the Purchaser or the Seller, during or after the Closing Date, for as long as the information remains a Trade Secret, and shall not make any unauthorized disclosure of Confidential Information about the Purchaser or Seller for a period of three years after the Closing Date. Notwithstanding the foregoing, (a) the Seller may make any copies of, distribute, or use any such Confidential Information as necessary to prepare for the completion of the Contemplated Transactions, and (b) any the Seller may disclose Confidential Information and Trade Secrets to the extent disclosure is mandated by the legal requirements of the Seller, and to professional advisors, directors, and senior executives as reasonably necessary. This Agreement may also be disclosed to third parties if reasonably necessary to secure consents or approvals to consummate the Contemplated Transactions. "Trade Secrets" shall mean any information of the Seller or Purchaser (including but not limited to technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list or actual or potential customers or suppliers) which derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use, and is the subject of efforts that are reasonable under the circumstances to maintain its secrecy. For purposes of this Agreement, "Confidential Information" means any valuable, non-public, competitively sensitive information (other than Trade Secrets) concerning the Seller’s or the Purchaser’s financial position, results of operations, annual and long-range business plans, product or service plans, marketing plans and methods, training, educational and administrative manuals, client lists and employee lists obtained by the Seller Parties during their employment with the Seller; provided, however, that Confidential Information shall not include information to the extent that it is or becomes publicly known or generally utilized (other than because of the unauthorized disclosure of such information by the Shareholder or their affiliates) by others engaged in the same business or activities in which the Seller or Purchaser utilized, developed or otherwise acquired such information.

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4.4.  Cooperation.  The Seller Parties, on the one hand, and Purchaser, on the other hand, shall cooperate fully with each other and their respective employees, legal counsel, accountants and other representatives and advisers in connection with the steps required to be taken as part of their respective obligations under this Agreement; and shall, at any time and from time to time after the Closing Date, upon the request of the other, do, execute, acknowledge and deliver, or will cause to be done, executed, acknowledged and delivered, all such further acts, deeds, assignments, transfers, conveyances, powers of attorney, receipts, acknowledgments, acceptances and assurances as may be reasonably required to satisfy and perform the obligations of such party hereunder, and to allow Purchaser to operate the Business after Closing in substantially the same the manner in which it was operated before the Closing. Without limiting the foregoing, the Seller Parties agree to work with Purchaser on a full-time basis for a period of 60 days following the Closing at no cost to assist with the transition of the Business to Purchaser, and the Shareholder agree to work with Purchaser following this 60-day period on a consulting basis as reasonably agreed to by the Purchaser and the Shareholder.

4.5.  Use of Name.  The Seller Parties, on the one hand, and Purchaser, on the other hand, acknowledge and agree that, following the Closing, the Purchaser shall have full right, title and interest in and to the name of "$20 Emission Place", "Twenty Dollar Emission" and any substantially similar derivatives thereof. Following the Closing Date, Seller will promptly change its name to a name requested by the Purchaser that is not similar to "Twenty Dollar Emission, Inc."

4.6.  Funds Received After Closing.  Any and all funds received by Seller after the Closing in respect of the Business, other than amounts received in respect of the Retained Assets, shall be remitted to the Purchaser immediately upon receipt. Any and all funds received by the Purchaser after Closing in respect of the Retained Assets shall be remitted to the Seller immediately upon receipt.

4.7.  Withdrawals. T he Seller Parties will not make any cash withdrawals from the Seller’s checking account on or following the Closing Date.

4.8.  Property Taxes.  The parties agree that there will not be any pro-ration of property taxes between Seller and Purchaser.

4.9.  Insurance.  Purchaser agrees to have Seller added as an additional insured on Purchaser’s liability and property insurance policy with regards to the leased equipment and property leases assigned to Purchaser under this Agreement and under which Seller remains as a liable party under assigned contract. Subject to an audit by the insurance carrier of the Seller (The Travelers), the current insurance premiums will likely increase due to recent additional locations and new employees hired for these locations that Purchaser has been made aware of and was kept up to date on. Purchaser acknowledges that Purchaser is responsible for any premium increase or adjustment.

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4.10.  Prior Asset Purchase Agreement.  Purchaser is hereby deemed a successor of Seller for purposes of that certain Asset Purchase Agreement dated October 22, 2003 by and between the Seller, $20 Emission Place, L.L.C., Emission Place, L.L.C., William Grimm and Shirley Grimm (the "Prior Asset Purchase Agreement") for purposes of enforcing the obligations of Purchaser to the extent assignable thereunder. Furthermore, the Seller Parties agree that, upon the request of Purchaser, it shall use its best efforts to cooperate with Purchaser and strictly enforce the Purchaser’s obligations under the Prior Asset Purchase Agreement, at the Seller Parties’ sole cost and expense.

5.    Certain Employment Related Matters.  Prior to the Closing, the Purchaser will offer employment to the employees of the Seller set forth on Schedule 5, Employee Information (the "New Employees") on generally the same terms and conditions regarding salary as the New Employees are employed by the Seller. Each new Employee shall be employed by the Purchaser on an "at-will" basis, provided that Purchaser agrees to maintain the employment of the New Employees for a period of six months following the Closing Date. Notwithstanding the foregoing, the employment of a New Employee may be terminated due to the failure, as determined by the Purchaser’s President, of a New Employee to adequately perform New Employee’s duties for the Purchaser.

5.1.  Tax Matters .

5.1.1    The Seller Parties shall pay all Taxes arising from or relating to the Contemplated Transactions if any, due as a result of the purchase, sale or transfer of the Assets in accordance herewith whether imposed by law on the Seller Parties or the Purchaser, and the Seller Parties shall indemnify, reimburse and hold harmless the Purchaser in respect of the liability for payment of or failure to pay any such Taxes or the filing of or failure to file any reports required in connection therewith.

5.1.2  The Seller Parties on the one hand, and Purchaser, on the other hand, agree to furnish or cause to be furnished to each other, upon request, such information and assistance (including access to books and records) relating to Seller and the Purchaser as is reasonably necessary for the preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment.

6.    CONDITIONS TO PURCHASER’S OBLIGATION TO CLOSE.  At the Closing, it shall be a condition of Purchaser’s obligation to consummate the Contemplated Transactions that the following shall be true:

6.1.  Representations and Warranties True.  All of the representations and warranties of Seller contained in this Agreement shall be true, correct and complete as of the Closing Date.

6.2.  Performance.  Seller shall have performed and complied with all covenants and agreements contained herein required to be performed or complied with by them prior to or at the Closing Date except as listed or amended.

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6.3.  Orders, Decrees, Judgments.  No order, decree or judgment of any court or governmental body shall have been issued and remain in effect at such date restraining, prohibiting, restricting or delaying the consummation of the Contemplated Transactions.

6.4.  Consents.  All consents or approvals required for the consummation of the Contemplated Transactions by any third party (including without limitation, lenders of the Purchaser or its parent company) shall have been obtained.

6.5.  Governmental Approvals. All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the Contemplated Transactions shall have been duly obtained prior to the Closing Date.

6.6.  Release of Liens.  Seller or Seller’s lender shall deliver to Purchaser evidence of the release of all encumbrances on any and all of the Assets (other than Assumed Liabilities), whether or not indicated on a lien search.

6.7.  Diligence.  Purchaser shall have found the results of its diligence investigation of Seller to be satisfactory in Purchaser’s sole discretion.

6.8.  Closing Documents.  Seller and the Shareholder shall have delivered to Purchaser the following documents:

6.8.1    a copy of the resolutions duly adopted by the Seller and Shareholder authorizing the execution, delivery, and performance of this Agreement and the consummation of the Contemplated Transactions, certified by an officer of the Seller;

6.8.2    a certificate (dated not less than 5 days prior to the Closing Date) of the Secretary of State of the State of Georgia as to the good standing of the Seller;

6.8.3    such other documents relating to the Contemplated Transactions as Purchaser reasonably requests.

7.    CONDITIONS TO SELLER’S OBLIGATIONS TO CLOSE.  At the Closing, it shall be a condition to Seller’s obligation to consummate the Contemplated Transactions that the following shall be true:

7.1.  Representations and Warranties True.  All of the representations and warranties of Purchaser contained in this Agreement shall be true, correct and complete as of the Closing Date.

7.2.  Performance. Purchaser shall have performed and complied with all covenants and agreements contained herein required to be performed or complied by the Purchaser prior to or at the Closing Date except where amended.

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7.3.  Consents.  All consents or approvals required for the consummation of the Contemplated Transactions by any third party (including without limitation, lenders of the Purchaser or its parent company) shall have been obtained.

7.4.  Governmental Approvals.  All approvals, consents, permits or licenses from any federal, state or local governmental agency or body required in connection with the consummation of the Contemplated Transactions shall have been duly obtained prior to the Closing Date.

7.5.  Closing Documents.  Purchaser shall have delivered to Seller such documents relating to the Contemplated Transactions as Seller reasonably requests.

8.    INDEMNIFICATION .

8.1.  Survival of Representations.  Each representation, warranty, covenant and agreement made by any party within this Agreement or pursuant hereto shall survive the Closing Date for a period of one year and any investigation at any time made by or on behalf of another party, provided that (a) the representations and warranties contained in Section 2.1 (organization; power; authority), Section 2.2 (no conflict or violation; approvals), Section 2.5 (title), Section 2.14 (environmental), Section 2.10 (employee benefit plans), and Section 2.13 (taxes) shall survive shall survive forever. All statements contained herein and in any certificate, schedule, list and other document described pursuant hereto or in connection with the transactions contemplated hereby shall be deemed representations and warranties within the meaning of this Section.

8.2.  Indemnification Of Purchaser.  Seller and the Shareholder, jointly and severally, shall indemnify and hold harmless Purchaser for a period of one year from and after the Closing Date (except with respect to Section 7.2.3 for which there shall be no limitation on the time during which indemnification may be sought) against and in respect of all demands, claims, actions, liabilities, damages, losses, judgments, assessments, costs and expenses (including without limitation interest, penalties and attorney fees) (individually a "Claim" and collectively the "Claims") asserted against, resulting to, imposed upon or incurred by Purchaser, directly or indirectly, and arising out of or resulting from (a) a breach of any representation, warranty, covenant or agreement made or to be performed by Seller or Purchaser under this Agreement, (b) any requirement that Purchaser satisfy or perform any Liability of Seller that is not an Assumed Liability, or (c) any fraud or willful misconduct by the Seller or the Shareholder in connection with this Agreement or the Contemplated Transactions.

8.3.  Notification.  Purchaser if seeking indemnification hereunder shall hereinafter be referred to as the "Indemnified Party" and Seller and the Shareholder shall hereinafter be referred to as the "Indemnifying Parties". The Indemnified Party shall, upon becoming aware or being put on notice of the existence of a Claim with respect to which the Indemnified Parties may be entitled to indemnification pursuant to this Section 7, promptly notify the Indemnifying Parties in writing of such matter. The failure of the Indemnified Party to notify the Indemnifying Parties of any Claim with respect to which the Indemnified Party may be entitled to indemnification hereunder will not relieve the Indemnifying Parties of any liability that it may have to the Indemnified Party except to the extent the Indemnifying Parties are materially prejudiced thereby; provided, that the Indemnified Party shall be deemed to have notified the Indemnifying Party by giving written notice of any such Claim to the Seller or either Member, and that upon such notification, any Claims that are made within the time to contest period set forth in Section 7.2 shall survive until resolution of such claim.

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8.4.  Settlement and Defense of Claims.  Except as hereinafter provided, upon receiving notice thereof in accordance with the provisions of Section 7.3 hereof, the Indemnifying Parties shall have the right to settle at its own cost and expense all Claims which are susceptible of being settled or defended, and to defend, through counsel of its own choosing and at its own cost and expense, any third party action which may be brought in connection therewith; provided, that the Indemnifying Parties shall be required to keep the Indemnified Party fully and currently informed of all settlement negotiations and of the progress of any litigation; and provided further that the Indemnified Party shall have the right to fully participate in the defense or settlement of any Claim at its own expense, except for its reasonable attorneys fees which shall be paid by the Indemnifying Parties, if a third legal counsel chosen by the legal counsel of the Seller and the Indemnified Party determines that: (a) there are or may be legal defenses available to such Indemnified Party that are different from or additional to those available to Indemnifying Parties and which could not be adequately advanced by counsel chosen by the Indemnified Party, or (b) a conflict or potential conflict exists between Indemnifying Parties and such Indemnified Party that would make such separate representation advisable. The Indemnifying Parties shall not, without the prior written consent of the Indemnified Party, which consent shall not unreasonably be withheld, settle or compromise or consent to the entry of any judgment in any pending or the threatened claim, action or proceeding to which such Indemnified Party is a party.

8.5.  Cooperation of Indemnified Party.  The Indemnified Party shall cooperate with the Indemnifying Parties in connection with the settlement or defense of any Claim. In addition, except as hereinafter provided, the Indemnified Party shall not pay or voluntarily permit the determination of any Claim while the Indemnifying Party is negotiating the settlement thereof or litigating the Claim, except with the prior written consent of the Indemnifying Party.

8.6.  Assumption by Indemnified Party.  Notwithstanding anything contained herein to the contrary, the Indemnified Party may, by releasing the Indemnifying Party from liability to him or it with respect to such Claim, take over and assume the settlement and defense of any Claim.

8.7.  Purchaser Indemnification.  In no event shall the Purchaser have any liability whatsoever to the Seller Parties in connection with Section 7 of this Agreement or otherwise.

9.    General Provisions .

9.1.  Expenses.  Each party shall pay its own legal, accounting and other expenses.

9.2.  Headings.  Headings are for convenience and are not admissible as to construction.

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9.3.    Notices.  All notices or other communications required or permitted to be given pursuant to this Agreement shall be in writing and shall be considered as properly given or made if hand delivered, mailed from within the United States by certified or registered mail, or sent by overnight courier or delivery service or facsimile transmission to the applicable address appearing in the preamble to this Agreement, or to such other address as either party may have designated by like notice forwarded to the other party hereto. All notices, except notices of change of address, shall be deemed given three business days after they have been mailed by certified of registered mail, one business day if they have been mailed by overnight courier or delivery service, or immediately if they have been hand delivered or faxed, and notices of change of address shall be deemed given when received. Notice shall be sent to the following addresses, unless otherwise changed as set forth herein:

To Purchaser:	To Seller:

Speedemissions, Inc.	Twenty Dollar Emission, Inc.
Attention: Richard A. Parlontieri	Attention: Kenneth Cameron
1029 Peachtree Parkway North	6570 New Peachtree Rd.
Suite 310	Doraville, Georgia 30345
Peachtree City, GA 30269
Fax: 770-486-6022

With a copy to:

Cohen Pollock Merlin Axelrod and Small, P.C.
Attention: Jeffrey T. Leonard Esq.
3350 Riverwood Parkway, Suite 1600
Atlanta, Georgia 30339
Fax: (770) 858-1277

9.4     Binding Agreements; Non-Assignability.  Each of the provisions and agreements herein contained shall be binding upon and inure to the benefit of the personal representatives, heirs, devisees and successors of the respective parties hereto; but none of the rights or obligations attaching to either party hereunder shall be assignable, unless specifically noted.

9.5          Entire Agreement; Waiver. This Agreement constitutes the entire understanding of the parties hereto with respect to the subject matter hereof, and no amendment, waiver, modification or alteration of the terms hereof shall be binding unless the same be in writing, dated subsequent to the date hereof and duly approved and executed by each party. No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by law.

9.4.  Severability.  Every provision of this Agreement is intended to be severable. If any term or provision hereof is illegal or invalid for any reason whatever, such illegality or invalidity shall not affect the validity of the remainder of this Agreement.

9.5.  Application of Law.  This Agreement, and the application or interpretation thereof, shall be governed exclusively by its terms and by the laws of the State of Georgia.

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9.6.  Counterparts.  This Agreement may be executed in any number of counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

9.7.  Arbitration.  Any controversy or claim arising out of or relating to this Agreement or any related agreement shall be settled by arbitration in accordance with the following provisions:

9.7.1    The agreement of the parties to arbitrate covers all disputes of every kind relating to or arising out of this Agreement or any of the Contemplated Transactions. Disputes include actions for breach of contract with respect to this Agreement, as well as any claim based upon tort or any other causes of action relating to the Contemplated Transactions, such as claims based upon an allegation of fraud or misrepresentation and claims based upon a federal or state statute. In addition, the arbitrators selected according to procedures set forth below shall determine the arbitrability of any matter brought to them, and their decision shall be final and binding on the parties, and judgment upon the award may be entered in any court of competent jurisdiction in the United States. The forum for the arbitration shall be Atlanta, Georgia, and the governing law for the arbitration shall be the law of the State of Georgia, without reference to its conflicts of laws provisions. There shall be three arbitrators, unless the parties are able to agree on a single arbitrator. In the absence of such agreement within 10 days after the initiation of an arbitration proceeding, Seller shall select one arbitrator and Purchaser shall select one arbitrator, and those two arbitrators shall then select, within 10 days, a third arbitrator. If those two arbitrators are unable to select a third arbitrator within such 10 day period, a third arbitrator shall be appointed by the commercial panel of the American Arbitration Association. The decision in writing of at least two of the three arbitrators shall be final and binding upon the parties. Each party shall bear its own fees and expenses with respect to the arbitration and any proceeding related thereto and the parties shall share equally the fees and expenses of the American Arbitration Association and the arbitrators.

9.7.2   The arbitration shall be administered by the American Arbitration Association. The rules of arbitration shall be the Commercial Arbitration Rules of the American Arbitration Association, as modified by any other instructions that the parties may agree upon at the time, except that each party shall have the right to conduct discovery in any manner and to the extent authorized by the Federal Rules of Civil Procedure as interpreted by the federal courts. If there is any conflict between those rules and the provisions of this section, the provisions of this section shall prevail.

9.7.3   The arbitrators shall be bound by and shall strictly enforce the terms of this Agreement and may not limit, expand or otherwise modify its terms. The arbitrators shall not have power to award damages in connection with any dispute in excess of actual compensatory damages and shall not multiply actual damages or award consequential or punitive damages.

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9.8.  No Third-Party Beneficiaries.  Nothing expressed or referred to in this Agreement will be construed to give any person or entity other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement.

9.9.  Legal Fees and Costs.  If a legal action is initiated by any party to this Agreement against another, arising out of or relating to the alleged performance or non-performance of any right or obligation established hereunder, or any dispute concerning the same, each party shall pay its own legal fees and costs.

[ Signatures on Following Page ]

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IN WITNESS WHEREOF , the parties have executed this Agreement effective as of the day and year first above written.

"PURCHASER"

SPEEDEMISSIONS, INC.

By: /s/ Richard A. Parlontieri_______________
Name: Richard A. Parlontieri
Title: President and CEO

"SELLER"

TWENTY DOLLAR EMISSION, INC.

By: /s/ Kenneth Cameron___________________
Name: Kenneth Cameron
Title: General Manager

"SHAREHOLDER"

/s/ Kenneth Cameron

Kenneth Cameron

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Schedule 1.4(a)

Assumed Liabilities

•    All emissions equipment leases including but not limited to Snap-On Credit, Interchange Capital, G.E. Capital, Hilda Holbrook, First Corp and all credit card machine leases with Novus and remaining time on contracts with Dish Network (should Purchaser wish to cancel service then Purchaser shall be responsible for any penalties incurred) and BellSouth contract (should Purchaser wish to change service then Purchaser shall be responsible for any penalties incurred).

•    Purchaser shall be responsible for any 2003 property tax bills not paid by the Closing Date (Seller has not received tax bill for 14865 Highway 92, Woodstock, Georgia location).

•    Purchaser shall be responsible for any outstanding bills associated with the two (2) newest locations (213 Riverstone Parkway, Canton, Georgia and 2887 Canton Road, Marietta, Georgia) (i.e., Bobo Plumbing for the Riverstone Parkway location; Complete Sawing and Coring, Towns Electric, and Morgan’s Rocks and Blocks for Canton Road location) or any other small bills for "work in progress."

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Schedule 1.4(b)

Retained Liabilities

•          any Liability arising out of or relating to products of Seller to the extent manufactured or sold prior to the Closing Date;

•          any Liability under any contract assumed by Buyer that arises after the Closing Date but that arises out of or relates to any breach that occurred prior to the Closing Date;

•          any Liability of Seller or the Shareholder for taxes, including (A) any taxes arising as a result of Seller's operation of its business or ownership of the Assets prior to the Closing Date, (B) any taxes that will arise as a result of the sale of the Assets pursuant to this Agreement and (C) any deferred taxes of any nature;

•          any Liability under any contract not assumed by Purchaser, including any Liability arising out of or relating to Seller's credit facilities or any security interest related thereto;

•          any Liability under the Plans or relating to payroll, vacation, workers' compensation, unemployment benefits

•          or any other employee plans or benefits of any kind for Seller's employees or former employees or both;

•          any Liability under any employment, severance, retention or termination agreement with any employee of Seller or any affiliates of any employees of Seller;

•          any Liability arising out of or relating to any employee grievance whether or not the affected employees are hired by Purchaser; if pre-existing to sale.

•          any Liability of Seller based upon Seller's acts or omissions occurring after the Closing Date.

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